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                                                                    EXHIBIT 99.1

AT EPIX MEDICAL
Peyton Marshall -- Chief Financial Officer
Sydney Barrett -- Investor Relations Manager
(617) 250-6012


FOR IMMEDIATE RELEASE


                                                    EPIX COMPLETES ENROLLMENT OF
                                           PHASE III CLINICAL PROGRAM FOR MS-325

                 - MILESTONE MOVES MS-325 CLOSER TO NDA FILING -

CAMBRIDGE, MA, FEBRUARY 3, 2003 -- EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced that enrollment has been completed for two MS-325 Phase III pivotal clinical trials for the detection of vascular disease in the pedal and renal arteries.

"We are extremely pleased that EPIX has now completed patient enrollment for the final two Phase III trials," commented Michael D. Webb, CEO of EPIX Medical. "We are on track to submit our first New Drug Application to the FDA in the fall of 2003".

As announced earlier, four Phase III MS-325 clinical trials were conducted in patients with suspected atherosclerotic disease in the aortoiliac, pedal and renal arteries. After consultation with the FDA, these arteries were studied as representative of turbulent flow, slow flow and flow to an organ to support a broad indication for magnetic resonance angiography (MRA) using MS-325 to detect vascular abnormalities such as stenosis and aneurysm.

MS-325 is being co-developed by EPIX and Schering AG, Germany (FSE:SCH; NYSE:SHR). EPIX reported results of the first Phase III aortoiliac study in March of 2002 at the annual American College of Cardiology Scientific Sessions. This study met its primary clinical endpoint, with MS-325-enhanced MRA showing statistically significant improvement in accuracy compared to non-contrast MRA (p less than 0.001). Compared to X-ray angiography as a clinical standard, MRA blinded readers had a mean accuracy of 88% for MS-325-enhanced MRA. This compares favorably to 90% agreement when X-ray readers were evaluated against each other in the trial. In October of 2002, EPIX announced completion of patient enrollment in the second aortoiliac study and plans to report results of that study in March, 2003.

An estimated 60 million people in the United States have some form of cardiovascular disease. Approximately 3.6 million angiograms are performed in the US annually, including imaging of the cerebral, carotid, renal, aortotiliac, and other peripheral arteries. EPIX believes that there may be an additional two to three million people who are unlikely to undergo an X-ray angiogram but who could benefit from a minimally-invasive MRA using MS-325. Because MS-325 binds to serum albumin, it brightens the blood for an extended period and may allow clinicians to collect more meaningful data, and potentially diagnose disease earlier, using a comprehensive set of high-resolution medical images.


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EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI. To receive EPIX Medical's latest news and other corporate developments, please visit the EPIX Medical web site at WWW.EPIXMED.COM.

This news release contains forward-looking statements based on current expectations of the Company's management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, results obtained from, and enrollment in, our clinical trials, the timing associated with the filing of a New Drug Application, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our own products, competition and technological change. Information with respect to important factors that should be considered are contained in EPIX Medical's report filed with the Securities and Exchange Commission. EPIX Medical does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in expectations, except as may be required by law.


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